                                                                     EXHIBIT 2.2


                              CERTIFICATE OF MERGER

                                     MERGING

                             ZOO ACQUISITION CORP.,
                             A DELAWARE CORPORATION

                                  WITH AND INTO

                             DATAWORKS CORPORATION,
                             A DELAWARE CORPORATION

                   -------------------------------------------


        This Certificate of Merger, dated as of December 31, 1998, relates to the merger (the "Merger") of Zoo Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Platinum Software Corporation, a Delaware corporation, with and into DataWorks Corporation, a Delaware corporation.

        1. The name of each of the constituent corporations and their respective states of incorporation are as follows: Zoo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Platinum Software Corporation, a Delaware corporation; and DataWorks Corporation, a Delaware corporation.

        2. An agreement and plan of reorganization providing for the Merger has been approved, adopted, certified, executed and acknowledged by each of the abovementioned constituent corporations in accordance with the requirements of
Section 251 of the General Corporation Law of the State of Delaware.

        3. The name of the surviving corporation shall be DataWorks Corporation (the "Surviving Corporation").

        4. The Certificate of Incorporation of the Surviving Corporation is hereby amended to read in its entirety as set forth in Exhibit A hereto.

        5. The executed agreement and plan of reorganization providing for the Merger is on file at the principal place of business of the Surviving Corporation. The address of said principal place of business is as follows: 5910 Pacific Center Boulevard, Suite 300, San Diego, California 92121, Attention:
Bradley J. Thies, General Counsel.

        6. A copy of the agreement and plan of reorganization providing for the Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the abovementioned constituent corporations.

        7. The Merger shall become effective at 11:59 p.m. California time as of the date of filing of this Certificate of Merger with the Secretary of State of the state of Delaware.


ZOO ACQUISITION CORP.                          DATAWORKS CORPORATION
a Delaware corporation                         a Delaware corporation


By: /s/ Perry Tarnofsky                        By: /s/ Norman R. Farquhar
    --------------------------------               -----------------------------
    Perry Tarnofsky                                Norman R. Farquhar
    Secretary                                      Executive Vice President and
                                                   Chief Financial Officer

                                    EXHIBIT A

                          CERTIFICATE OF INCORPORATION

                                       OF

                              DATAWORKS CORPORATION



                                    ARTICLE I

        The name of the corporation is DataWorks Corporation (the
"Corporation").

                                   ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

        The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

        The Corporation is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Corporation shall have authority to issue is 1,000, with par value of $0.001 per share.

                                    ARTICLE V

        The Corporation is to have perpetual existence.

                                   ARTICLE VI

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE VII

        The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII

        The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                   ARTICLE IX

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                    ARTICLE X

        To the fullest extent permitted by the Delaware General Corporation Law or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware Corporation Law or any other applicable law as now in effect or as it may hereafter be amended.

        The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she or his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

        Neither any amendment nor repeal of this Article XI nor the adoption of any provision of this corporation's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE XI

        Except as provided in Article XI above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                       2